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                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                                  EXHIBIT 11.5

                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                               2002              2001
                                               ----              ----
Basic earnings:

Net loss                                  $      (632,608) $     (396,383)
                                          ================ ===============

Shares:
Weighted common shares outstanding              6,980,709        1,196,118
                                          ===============  ===============

Basic loss per share                      $       (0.09)   $        (0.33)
                                          ==============   ===============